Exhibit 99.1

MIDDLESEX WATER COMPANY REPORTS

FIRST QUARTER 2020 FINANCIAL RESULTS

First Quarter Summary

•	Operating Revenues Rise by $1.1 Million.
•	Net Income Increases by 17%.
•	Successfully Activated Emergency Operations and Business Continuity Plans in Response to COVID-19 Pandemic Declaration
•	Utility Infrastructure Projects Declared Critical in New Jersey and Delaware.

Iselin, NJ, (May 5, 2020) - Middlesex Water Company (“Middlesex” or the “Company”) (NASDAQ:MSEX) a provider of water and wastewater services, today reported 1st Quarter diluted earnings per share of $0.44, which is $0.05 per share higher than the same reporting period in 2019.

Financial Results

The Company reported first quarter 2020 consolidated operating revenues of $31.8 million, as compared to $30.7 million in 2019. The $1.1 million increase in operating revenues is largely attributable to increased demand from wholesale contract customers in the Middlesex System in New Jersey and from customer growth in our Delaware water systems.

Operation and maintenance expenses for 2020 increased $1.1 million from the same period in 2019. The increase was related to higher water treatment expenses, additional employees, wage increases and higher employee benefit plan expenses.

Income Tax expense for the first quarter of 2020 decreased $1.0 million from 2019, due to the approved regulatory accounting treatment of tax benefits associated with the adoption of Internal Revenue Service tangible property regulations.

Net income for the three months ended March 31, 2020 increased $1.1 million as compared with the same period in 2019. Basic earnings per share were $0.44 and $0.40 for the three months ended March 31, 2020 and 2019, respectively. Diluted earnings per share were $0.44 and $0.39 for the three months ended March 31, 2020 and 2019, respectively.

“Despite challenges posed by the COVID-19 pandemic, proper planning and execution enabled our teams to maintain uninterrupted service at all levels at a time when our customers demanded utmost confidence in the service we deliver. In addition, we continued to move forward with key capital projects in accordance with COVID-19 preventive guidelines, worked to ensure employee safety and responsibly responded to urgent community needs by suspending shutoffs due to non-payment and by establishing our own COVID-19 relief effort to help our local communities,” said Middlesex Chairman, President and Chief Executive Officer Dennis W. Doll.

“Never before has a safe water supply and reliable utility service been more important than during this pandemic when washing hands and general cleaning could mean saving lives. We extend our sympathies to all those who have been personally affected by the COVID-19 pandemic and salute those first responders and healthcare professionals working to save lives. We thank our own essential teams working to protect public health by continuing to operate treatment plants, perform necessary infrastructure repairs and ensure water quality,” added Doll.

DIVIDEND DECLARED

As previously announced in April 2020, our Board of Directors declared a cash dividend of $0.25625 per common share payable on June 1, 2020 to shareholders of record as of May 15, 2020.

COMPANY TO HOLD VIRTUAL ANNUAL MEETING

Due to the ongoing public gathering restrictions due to the COVID-19 pandemic, Middlesex Water’s 2020 Annual Meeting scheduled for Tuesday, May 19 at 11:00 a.m. EDT will be held exclusively online as a virtual meeting. Shareholders may obtain instructions to access the meeting by visiting http://www.virtualshareholdermeeting.com/MSEX2020 and entering the 16-digit control number listed on their Notice of Internet Availability of Proxy Materials or proxy card.

ABOUT MIDDLESEX WATER COMPANY

Organized in 1897, Middlesex Water provides regulated and unregulated water and wastewater utility services primarily in New Jersey and Delaware through various subsidiary companies.

The Company and its New Jersey subsidiaries -- Pinelands Water Company and Pinelands Wastewater Company -- are subject to the regulations of the Board of Public Utilities of the State of New Jersey. Middlesex Water Company provides contract water and wastewater operations services through its non-regulated subsidiary Utility Service Affiliates (Perth Amboy) Inc. to the City of Perth Amboy, New Jersey. The Company also provides contract operations services through its non-regulated subsidiary, Utility Service Affiliates, Inc. to other New Jersey municipalities The Company’s regulated Delaware subsidiaries, Tidewater Utilities, Inc., together with Southern Shores Water Company and Tidewater Environmental Services Inc., are subject to the regulations of the Public Service Commission in Delaware. White Marsh Environmental Systems, Inc. operates water and wastewater systems under contract on a non-regulated basis in Delaware. The Company serves customers in Shohola, Pennsylvania through its subsidiary, Twin Lakes Utilities, Inc. These companies are also subject to various Federal and State regulatory agencies concerning water, and wastewater effluent quality standards.

For additional information regarding Middlesex Water Company, visit the Company’s web site at www.middlesexwater.com or call (732) 634-1500.

This press release contains “forward-looking statements” within the meaning of U.S. federal securities laws regarding Middlesex Water Company “MSEX” or the “Company”, its financial condition, and its results of operations that reflect the Company’s current views and information currently available. This information is, where applicable, based on estimates, assumptions and analysis that the Company believes, as of the date hereof, provides a reasonable basis for the information contained herein. Forward-looking statements can generally be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “potential,” “continues,” “may,” “will,” “should,” “seeks,” “approximately,” “predicts,” “intends,” “plans,” “estimates,” “anticipates,” “foresees” or the negative version of those words or other comparable words and phrases, and include statements relating to the Company’s beliefs or expectations regarding its future performance, strategic plans and cash flows, as well as any other statements that do not directly relate to any historical or current facts. Actual results, performance or achievements may differ materially from forward-looking statements, and the assumptions on which forward-looking statements are based. There can be no assurance that the information contained herein is reflective of future performance, and investors are cautioned not to place undue reliance on forward-looking statements as a predictor of future performance. Unless otherwise specified, all information contained in this press release speaks only as of the date hereof. The Company undertakes no duty to update or revise the information contained herein, publicly or otherwise, whether as a result of new information, future events or otherwise.

Media Contact:

Bernadette Sohler, Vice President – Corporate Affairs

bsohler@middlesexwater.com

(732) 638-7549

MIDDLESEX WATER COMPANY

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

(Unaudited)

(In thousands except per share amounts)

	Three Months Ended March 31,
	2020	2019

Operating Revenues	$31,769	$30,698

Operating Expenses:
Operations and Maintenance	17,192	16,120
Depreciation	4,448	4,046
Other Taxes	3,602	3,504

Total Operating Expenses	25,242	23,670

Operating Income	6,527	7,028

Other Income (Expense):
Allowance for Funds Used During Construction	1,123	515
Other Income (Expense), net	385	(57)

Total Other Income, net	1,508	458

Interest Charges	1,669	1,200

Income before Income Taxes	6,366	6,286

Income Taxes	(1,302)	(266)

Net Income	7,668	6,552

Preferred Stock Dividend Requirements	30	36

Earnings Applicable to Common Stock	$7,638	$6,516

Earnings per share of Common Stock:
Basic	$0.44	$0.40
Diluted	$0.44	$0.39

Average Number of Common Shares Outstanding:
Basic	17,437	16,428
Diluted	17,552	16,584